Exhibit 99.1

KEURIG DR PEPPER ANNOUNCES EXECUTIVE LEADERSHIP TEAM CHANGES IN ADVANCE OF CEO TRANSITION

BURLINGTON, Mass. and FRISCO, Texas, July 19, 2022 – Keurig Dr Pepper Inc. (NASDAQ: KDP) today announced changes to its executive leadership team, in advance of the Company’s previously-announced CEO transition at the end of this month.

As announced on April 5, 2022, Ozan Dokmecioglu will transition from the position of CFO & President, International to the position of CEO on July 29, at which time Chairman & CEO Bob Gamgort will transition to the role of Executive Chairman.

Derek Hopkins, who currently serves as President, Cold Beverages and has broad responsibility for KDP’s commercial functions, has decided to leave KDP at the end of 2022 to pursue family and personal interests he’s put on hold for some time. Hopkins will continue to serve in an advisory role in 2023 to Gamgort and Dokmecioglu, with whom he has partnered for the past six years to transform Keurig Green Mountain (KGM), lead the successful integration of the KDP merger and drive outsized growth for KDP’s cold business.

The Company has decided to separate Hopkins’ current role into two – President, Commercial and a more focused President, Cold Beverages role. KDP has launched an external search for a new President, Cold Beverages, and expects to fill the role prior to year-end.

Andrew Archambault, who currently serves as Chief Customer Officer, has been promoted to the President, Commercial role, effective Aug. 1, and will become a member of the Executive Leadership Team, reporting to Dokmecioglu. Archambault joined KDP in 2018 and has more than 25 years of leadership experience in the CPG industry. In his new position, Archambault will continue to lead sales planning and execution for national and regional accounts, with the additional responsibility for fountain foodservice and revenue growth management.

Mauricio Leyva, who joined KDP in 2020 and currently serves as President, Coffee, will assume an expanded role as Group President, effective Aug. 1. In this role, Leyva will continue to lead Coffee and add responsibility for the international businesses previously led by Dokmecioglu, as well as the continued evolution of the digitalization of KDP.

David Thomas, who has been with KDP and its predecessor companies since 2006 and currently serves as Chief Research & Development Officer, will be retiring from the Company upon the naming of his successor. An external search is underway, and Thomas has agreed to remain with KDP to ensure a seamless transition.

At the time of the CEO transition announcement, the Company communicated that it had launched an external search process for a CFO to replace Dokmecioglu. To ensure full coverage during the transition, effective July 29, George Lagoudakis, who currently serves as Senior Vice President of Finance for Cold Beverages and has more than 25 years of global financial management experience in the food industry, has been appointed to the interim role of KDP CFO, reporting to Dokmecioglu.

All other Executive Leadership Team members will continue in their current roles.

Reflecting upon the evolution of his leadership team, Dokmecioglu stated, “I want to thank Derek for his strong partnership and the significant value he helped to create at KGM and KDP. I am grateful for his ongoing support as an advisor to the Company. I’d also like to thank David for his significant contributions to KDP and our predecessor companies over the past 16 years and his plan to remain with KDP to transition to his successor. I wish him all the best as he moves into retirement. Finally, I’d like to congratulate Mauricio on his expanded role and Andrew and George on their new roles. I also want to express my gratitude to the entire KDP Executive Leadership Team for their strong support.”

Gamgort added, “Ozan embarks as CEO of KDP with a talented team and thoughtful transition plan. I am pleased to have the continued support of Derek, who has been a great partner in the significant value creation we have driven at KDP. I am also grateful to David for his strong leadership, expertise and development of our R&D function and wish him well in his retirement.”

About Keurig Dr Pepper

Keurig Dr Pepper (KDP) is a leading beverage company in North America, with annual revenue approaching $13 billion and approximately 27,000 employees. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. and Canada. The Company’s portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes the owned brands of Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott’s®, CORE® and The Original Donut Shop®. Through its powerful sales and distribution network, KDP can deliver its portfolio of hot and cold beverages to nearly every point of purchase for consumers. The Company is committed to sourcing, producing and distributing its beverages responsibly through its Drink Well. Do Good. corporate responsibility platform, including efforts around circular packaging, efficient natural resource use and supply chain sustainability. For more information, visit www.keurigdrpepper.com.

Investor Contact:

Steve Alexander

Keurig Dr Pepper

T: 972-673-6769 / steve.alexander@kdrp.com

Media Contact:

Katie Gilroy

T: 781-418-3345 / katie.gilroy@kdrp.com

###